EXHIBIT 10.2


                              CONSULTING AGREEMENT

     CONSULTING AGREEMENT, dated as of this first day of January, 1997, between VITALCOM INC., a Delaware corporation ("VitalCom") and David L. Schlotterbeck ("Schlotterbeck").

                                    RECITALS

     WHEREAS, VitalCom will require the consulting services of a senior level executive on an interim, part-time basis for assistance with special projects and management in manufacturing, operations, research and development and certain sales opportunities;

     WHEREAS, VitalCom desires to obtain consulting services and Schlotterbeck has indicated his willingness to provide services, on the terms and conditions set forth herein;

     NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements herein, the parties hereto agree as follows:

     Section 1. CONSULTING. VitalCom hereby agrees to contract for the personal services of Schlotterbeck and Schlotterbeck hereby accepts consulting work from VitalCom, on the terms and subject to the conditions hereinafter set forth. Donald W. Judson, VitalCom's President & CEO ("Judson"), shall periodically authorize Schlotterbeck to perform personal services and complete special projects in manufacturing, operations, research and development, sales and other areas designated by Judson . The principal location that such services shall be rendered shall be at VitalCom's principal offices located in Tustin, California, although Schlotterbeck understands and agrees that he may be required to travel from time to time to accomplish assignments.

     Section 2. TERM. This consulting agreement shall commence on the date hereof and shall continue until June 30, 1997.

     Section 3. COMPENSATION. Schlotterbeck will be paid $850 per day for services rendered. Schlotterbeck will be remunerated for reasonable travel, entertainment, and other expenses, such as telephone calls, incurred on behalf of VitalCom in authorized work. Schlotterbeck will submit an itemized bill for services rendered and expenses incurred at least one time per month. All invoices will be submitted to Judson for approval. Payment will be made on all invoices within 10 days after approval by Judson.

     Section 4. WORK AUTHORIZATION. Judson will authorize projects and work on a weekly basis by a verbal authorization to Schlotterbeck. However, it is anticipated that projects and services to be performed by Schlotterbeck will not exceed one to two days work per week. Work authorization in excess of three days per week will require a written authorization by Judson.

     Section 5. INDEPENDENT CONTRACTOR. Schlotterbeck is an independent contractor to VitalCom. Schlotterbeck shall be responsible for any income, employment, franchise, or any other taxes on remuneration paid by VitalCom. Pursuant to this consulting agreement Schlotterbeck shall not be entitled to any VitalCom fringe benefits, including but not limited to employer payroll taxes, insurance, paid time off or pension plans.

     Section 6. SECRECY AND NON-COMPETITION. Schlotterbeck acknowledges that during consulting assignments he will obtain and be exposed for confidential and proprietary material, knowledge, contacts and know-how of VitalCom's which could be used to the substantial advantage of a competitor of VitalCom and to VitalCom's substantial detriment. During the term of this consulting agreement and for period of two years after Schlotterbeck shall not participate or engage, directly or indirectly, for himself on or behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor (other than owning or holding not greater than a two percent (2%) interest in a publicly held entity), or otherwise, in any business activities if such activity consists of any activity undertaken or expressly contemplated to be undertaken by VitalCom or any of its subsidiaries.

     In addition, Schlotterbeck hereby ratifies and confirms all of the terms, provisions, and obligations set forth in that certain Proprietary Information and Inventions Agreement entered into by Schlotterbeck and VitalCom dated August 23, 1995, and all of the terms and provisions of Section 7 of the Employment Agreement dated August 29, 1995 by and between Schlotterbeck and VitalCom, as amended January 5, 1996 and January 1, 1997.

Section 7. SEVERABILITY AND GOVERNING LAW. Schlotterbeck acknowledges and agrees that the covenants set forth in Section 6 are reasonable. If any of such covenants or such other provisions of this Agreement are found to invalid or unenforceable by a final determination of a court of competent jurisdiction the remaining terms and provisions hereof shall be unimpaired and the invalid or unenforceable term shall be replaced with a valid and enforceable provision that expresses the intent of the parties. This agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 8. TERMINATION. Either party may terminate this Agreement, except for the provisions of Section 6, upon 15 days written notice.

Section 9. NOTICES. Notice, by hand delivery or mailed by overnight courier or by registered or certified mail, postage prepaid shall be:

     (i) if to Schlotterbeck, at 57 Poppy Hill Rd., Laguna Niguel, CA 92677
     (ii) if to VitalCom, at 15222 Del Amo Avenue, Tustin, CA 92780, Attn.:
     Donald W. Judson.

Section 10. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding consulting services to be provided by Schlotterbeck. This Agreement supersedes all prior negotiations, discussions, and understandings between the parties relating to the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                            /s/ David L. Schlotterbeck
                            ------------------------------------------
                            Consultant: David L. Schlotterbeck



                            VITALCOM INC.



                            /s/ Donald W. Judson
                            ------------------------------------------
                            Donald W. Judson
                            Its President & CEO, Chairman of the Board